SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2018

OptimizeRx Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53605	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 17, 2018, OptimizeRx Corp. (the “Company”) entered into, and consummated the transactions contemplated by, a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, CareSpeak Communications, Inc., a New Jersey corporation (“CareSpeak”) the selling shareholders of CareSpeak (collectively, the “Sellers”), each of Srdjan Loncar, United Healthcare Services, Inc., Christopher DiCostanzo and Kresimir Nesek as “Seller Indemnitors” and Srdjan Loncar in his capacity as seller’s representative, which agreement provided for the purchase of all of the equity of CareSpeak by the Company.

The consideration for the acquisition consists of $5.5 million in cash, as adjusted for estimated working capital, estimated indebtedness, escrow amounts and Sellers’ estimated transaction expenses, as well as shares of the Company’s common stock equal to $500,000 divided by the VWAP for the thirty (30) trading day period ending the day prior to Closing, and earnout payments of up to $3 million, if any become payable, as a result of achieving certain revenue targets for 2019 and 2020. In addition, the Company incurred its own expenses for the transaction at approximately $500,000.

On a standalone basis, CareSpeak is expected to have revenues in excess of $1.0 million in 2018 and be profitable at that level. Only the portion of that revenue recognized from October 17, 2018 through December 31, 2018 will be reflected in our consolidated financial statements.

The Purchase Agreement also contains certain restrictive covenants whereby Sellers are prohibited from (a) competing with the business of the Company, (b) soliciting employees of the Company and (c) intentionally interfering with the Company’s business relationships, in each case during the four-year period immediately following the Closing Date.

The Purchase Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, capitalization, corporate authority, financial statements and compliance with applicable laws. The representations and warranties of each party set forth in the Purchase Agreement were made solely for the benefit of the other parties to the Purchase Agreement, and investors are not third-party beneficiaries of the Purchase Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (b) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and (c) may have been included in the Purchase Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding any of the parties or their respective businesses.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 17, 2018, the Company completed the acquisition of CareSpeak. As a result of the Closing, CareSpeak became a wholly-owned subsidiary of the Company. Please refer to Item 1.01 above for addition information about the acquisition.

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SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On October 17, 2018, we issued a press release concerning the acquisition of CareSpeak. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 8.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired. The financial statements of CareSpeak required by Item 9.01(a) to this Current Report on Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information. The pro forma financial information required by Item 9.01(b) to this Current Report on Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated October 17, 2018
99.1	Press Release, dated October 17, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimizeRx Corporation

/s/ Douglas Baker
Douglas Baker
Chief Financial Officer

Date October 17, 2018

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